Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics (Investors)
Jim Byers
(415) 439-4504

METRO ONE APPOINTS JAMES M. USDAN CHIEF EXECUTIVE OFFICER

PORTLAND, Ore.—(BUSINESS WIRE)—Oct. 7, 2005—Metro One Telecommunications, Inc. (Nasdaq:INFO - News) today announced the appointment of James M. Usdan, a director of the Company for ten years, as chief executive officer. Mr. Usdan, an experienced turnaround executive, is the former president, CEO and director of RehabCare Group, Inc. and has led the successful turnaround of several public and private companies. He has also served as a director on the boards of Prime Medical, Inc. and D&K Pharmaceuticals, both public companies, and is on the national advisory boards of The Harvard School of Public Health and Maryville College.

“I am excited to lead Metro One’s senior management team and am committed to taking the necessary steps to control costs, increase revenue and resume profitable operations” said Mr. Usdan

Mr. Usdan succeeds Timothy A. Timmins, who has resigned as president, chief executive officer and director, effective immediately. Roger A. Pringle, a Metro One director since 2003, has also decided to step down, effective immediately.

William D. Rutherford, Metro One’s board chairman said: “We appreciate the services that Mr. Timmins and Mr. Pringle provided to the Company over many years. At the same time, we have confidence in Jim Usdan’s extensive turnaround and public company CEO experience to guide Metro One going forward. His demonstrated ability to lead reorganizations in public and private companies is just what Metro One needs at this point in time.”

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Infone is Metro One’s premium personal assistant telephone service, for which consumers can sign up by visiting www.infone.com or by calling
888-411-1111.  Infone® is a registered trademark

of Metro One Telecommunications, Inc.  For more information, please visit www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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